
<ARTICLE> 5
<LEGEND>
Registrant is a limited partnership which invests in real estate, participating mortgage loans,and real estate joint ventures. In accordance with industry practice, its balance sheet is unclassified. For full information, refer to the accompanying financial statements.
</LEGEND>
<NAME> DEAN WITTER REALTY YIELD PLUS II, LP
<CIK> 0000830340

<PERIOD-TYPE>                   9-MOS
<FISCAL-YEAR-END>                          DEC-31-1995
<PERIOD-END>                               SEP-30-1995
<CASH>                                       1,953,693
<SECURITIES>                                         0
<RECEIVABLES>                                   35,255
<ALLOWANCES>                                         0
<INVENTORY>                                          0
<CURRENT-ASSETS>                                     0
<PP&E>                                               0
<DEPRECIATION>                                       0
<TOTAL-ASSETS>                              43,624,220<F1>
<CURRENT-LIABILITIES>                                0
<BONDS>                                              0
<COMMON>                                             0
<PREFERRED-MANDATORY>                                0
<PREFERRED>                                          0
<OTHER-SE>                                  43,058,614<F2>
<TOTAL-LIABILITY-AND-EQUITY>                43,624,220<F3>
<SALES>                                              0
<TOTAL-REVENUES>                             2,938,558<F4>
<CGS>                                                0
<TOTAL-COSTS>                                        0
<OTHER-EXPENSES>                             1,127,663
<LOSS-PROVISION>                                     0
<INTEREST-EXPENSE>                           1,810,895
<INCOME-PRETAX>                              1,810,895
<INCOME-TAX>                                         0
<INCOME-CONTINUING>                          1,810,895
<DISCONTINUED>                                       0
<EXTRAORDINARY>                                      0
<CHANGES>                                            0
<NET-INCOME>                                 1,810,895
<EPS-PRIMARY>                                     9.41<F5>
<EPS-DILUTED>                                        0

<F1>In addition to cash and receivables, total assets include net investments in real estate of $6,312,381, investment in unconsolidated partnership of $19,263,108, net investments in participating mortgage loan of $15,232,767, net deferred expenses of $715,840 and other assets of $111,176.
<F2>Represents partners' capital.
<F3>Liabilities include accounts payable and other liabilities of $464,938 and security deposits of $100,668.
<F4>Total revenue includes rent of $1,031,088, interest on participating mortgage loans of $1,492,362, equity in earnings of unconsolidated part-nership of $350,454 and interest and other revenue of $64,654.
<F5>Represents net income per Unit of limited partnership interest.

